EXHIBIT 99.1                                PRESS RELEASE

CORALVILLE, Iowa, April 12, 2010 - Vivakor, Inc. (OTC Bulletin Board: VIVK) announced today that its Board of Directors approved a dividend of shares of common stock of Regeneca International, Inc. (“Regeneca”).  Vivakor previously received the shares from Regeneca in the fourth quarter of 2009 under a license agreement whereby Vivakor exclusively licensed to Regeneca, for the direct to consumer market, distribution rights to RegeneBlend, one of the new cutting-edge nutraceutical formulations developed by Vivakor.  Under the license terms, Regeneca committed to purchase from Vivakor a minimum of $5 million in product over the initial three year license term and Vivakor will be the exclusive supplier to Regeneca.  The interest currently held by Vivakor represents approximately 14% of Regeneca’s outstanding shares and 100% of this interest will be distributed to Vivakor shareholders in the dividend.  It is estimated that each Vivakor shareholder will be entitled to receive one share of Regeneca common stock for approximately every 11 shares of Vivakor common stock beneficially owned on the record date.  The record date for the distribution is expected to be April 22, 2010, subject to FINRA and creditor approval, and the distribution date is expected to be April 30, 2010.  After the dividend distribution, Vivakor will no longer have an ownership interest in Regeneca; however, it will continue to supply product to Regeneca under the terms of the license agreement.

Vivakor shareholders will not be required to take any action to receive the Regeneca common shares on the distribution date.

Vivakor Chairman Matt Nicosia commented on the Board’s decision, “Regeneca is already a tremendous partner of Vivakor.  As the exclusive marketers of RegeneBlend in the direct to consumer market and the first group to market VivaBlend, they have more than demonstrated their value to us and to our shareholders.  This dividend represents both Regeneca’s and Vivakor’s affirmation of the strategic plans of both companies. The dividend announcement and the growing revenue and collaboration opportunities for Vivakor all point to the strong efforts of Vivakor’s management to create value for its shareholders.”

Regeneca President, Larry Walter commented, “We are delighted to expand our shareholder base to include Vivakor’s shareholders.  This will broaden the awareness about our company and fits nicely with our plans to go public in the near future. In fact, we have already initiated that process.   As we expand in the future, we plan on purchasing more products from Vivakor and expect to engage them to develop new technologies for the markets we serve.”

About Vivakor, Inc.

Vivakor™ is a biomedical/biotechnology company with transdisciplinary research that develops and acquires products in the fields of molecular medicine, electro-optics, biological handling and natural and formulary compounds that extend or improve life. More information can be found about Vivakor at www.vivakor.com.

About Regeneca International, Inc.

Regeneca™ International, Inc. was founded in 2009  to create and commercialize products that help consumers improve their health, battle the signs and symptoms of aging and to assist them to “regenerate their lives” through the Company’s family of all natural, phytochemical infused products. The Company does this while drawing its products from the earth in an ethical strategy that emphasizes re-growth, reforestation and recycling. This is REGENECA’s “Whole Body Whole Earth Approach to Health.”  More information can be found about Regeneca at www.regeneca.com .

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including, but not limited to, statements regarding Vivakor's products and their related market potential. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor's filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Vivakor undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Contact
Vivakor Investor Relations
c/o IME Advisors
(888) 648-8485